EXHIBIT 5.1



















                                                      March 20, 1997



U.S Can Corporation
900 Commerce Drive
Oak Brook, Illinois 60521

                  Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

                  You have requested our opinion with respect to the registration by U.S. Can Corporation (the "Company") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 208,153 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), issuable upon the exercise of options (the "Options") to purchase Common Stock as issued pursuant to the 1994 Stock Option Plan of U.S. Can Corporation and the U.S. Can Corporation Equity Incentive Plan, (the "Plans").

                  In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed relevant and necessary to form a basis for the opinions hereinafter expressed. In conducting such examination, we have assumed (i) that all signatures are genuine, (ii) that all documents and instruments submitted to us as copies conform with the originals, and (iii) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company and certificates of public officials and have not independently verified such facts.

                  Based upon the foregoing, it is our opinion that the Common Stock issuable upon the proper exercise of Options granted pursuant to the Plans will be validly issued, fully paid and non-assessable when issued in accordance with the Plans.

U.S. Can Corporation
March 20, 1997
Page 2




                  We express no opinion as to the laws of any jurisdiction other than the State of Illinois, the United States of America, and, solely with respect to matters of corporate organization and authority, the General Corporation Law of the State of Delaware. We are not admitted to the practice of law in the State of Delaware. Insofar as the foregoing opinion relates to matters that would be controlled by the substantive laws of any jurisdiction other than the United States of America, the General Corporation Law of the State of Delaware, with respect to matters of corporate organization and authority, or the State of Illinois, we have assumed that the substantive laws of such jurisdiction conform in all respects to the internal laws of the State of Illinois.

                  We hereby consent to the reference to our firm in the Registration Statement relating to the registration of the shares of Common Stock issuable upon exercise of the Options described above.

                                        Very truly yours,

                                        ROSS & HARDIES





                                        By:   /s/ T. Stephen Dyer
                                        A Partner